Exhibit 99

CNF
3240 HILLVIEW AVENUE
PALO ALTO, CA 94304-1297
(650) 494-2900
                                                                NEWS RELEASE


                                                                   Contacts:

                                                       Media - James R. Allen
                                                               (650) 813-5335

                                                Investors - Patrick Fossenier
                                                              (650) 813 -5353



                 CNF INC. INCOME FROM CONTINUING OPERATIONS

                   CLIMBS 42 PERCENT IN FIRST QUARTER 2005



     PALO ALTO, California - April 20, 2005 - CNF Inc. (NYSE:CNF) today reported first-quarter 2005 after-tax income from continuing operations of

$38.9 million (after preferred stock dividends), or 69 cents per diluted share, up 42 percent. This compares with first-quarter 2004 after-tax income from continuing operations of $27.4 million, or 50 cents per diluted share.



Operating income in the first quarter was $73.3 million, up 32 percent from

$55.4 million in the same quarter a year ago. Revenue for the first quarter of 2005 was $947.7 million, up 12 percent from $846.9 million in first-

quarter 2004.



Net income in the first quarter for common shareholders was $29.1 million, or

52 cents per diluted share, up 19 percent. This compares with net income for common stock shareholders of $24.4 million, or 45 cents per diluted share in the first quarter a year ago. Net income for common shareholders included a

$9.8 million loss (17 cents per diluted share) from the discontinued

operations of Menlo Worldwide Forwarding, which was sold in December 2004.

The sale is recognized as discontinued operations and prior periods have been restated. Charges from the disposition of Forwarding to date total $286 million, which includes the $9.8 million in the first quarter of 2005.



Commenting on the quarterly results and operations, W. Keith Kennedy,

chairman and interim chief executive officer, said, "Con-Way increased earnings by more than 30 percent, primarily from less-than-truckload (LTL)

growth across all regions of North America. Productivity, cost controls and customer service all excelled in the quarter for Con-Way. Our logistics services provider, Menlo Worldwide, also had a good quarter with earnings up almost 15 percent."


The company said it had repurchased $32 million in company stock in the first quarter as part of a previously announced $300 million stock repurchase program to occur over the next two years.  The company said it expects to repurchase approximately $40 million in shares in the second quarter of 2005.


CON-WAY TRANSPORTATION SERVICES


For the first quarter of 2005, Con-Way Transportation Services reported:

  -  Operating income of $62.9 million, up 31 percent from $47.9 million in the year- ago period.

  -  Revenue of $659.4 million, an increase of 11 percent from last year's first-quarter revenue of $593.9 million.

  -  Regional carrier yield increased 5 percent from the prior-year quarter.

  -  The regional carrier group achieved an improved operating ratio of 89.5 percent compared to 91 percent in the first quarter of 2004.



MENLO WORLDWIDE


CNF's Menlo Worldwide operations include the results for Menlo Logistics and

Vector SCM. For the first quarter of 2005, Menlo Worldwide reported:

  -  Total segment operating income of $9.7 million, up 15 percent, compared with $8.4 million in the first quarter of 2004.

  -  Menlo Logistics' revenue of $282.9 million, up 12 percent from the prior-year quarter of $252.8 million.

  -  Operating income for Menlo Logistics was $5.7 million in the first quarter, down 6 percent from $6.0 million in the first quarter of 2004.

  -  Operating income at Vector SCM was $4.0 million in the first quarter, up

     69 percent from $2.4 million in the prior-year quarter.



OTHER


CNF's "other" operations, which includes the results of Road Systems trailer manufacturing and corporate activities, reported an operating profit of

$635,000 compared to a loss $852,000 in the first quarter of 2004.



The effective tax rate in the first quarter of 2005 was 38 percent, compared to 39 percent in the first quarter of 2004.



SECOND-QUARTER 2005 OUTLOOK


Second-quarter 2005 diluted earnings per share from continuing operations are expected to be between 92 cents and $1.00. This compares with 61 cents per diluted share earned from continuing operations in the second quarter of

2004.  CNF's tax rate is expected to be 39 percent in the second quarter.



CONFERENCE CALL


CNF will host a conference call for shareholders and the investment community to discuss first quarter results at 11 a.m. Eastern Daylight Time (8 a.m.

PDT) on Thursday, April 21. The call can be accessed by dialing (866) 264-

3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. Related financial and operating statistics to be discussed on the conference call are available on the company's website at www.cnf.com/investor relations/fin hilight.asp. The call will also be available through a live web cast at the investor relations section of the CNF web site www.cnf.com and at www.streetevents.com. An audio replay will be available for one week following the call at (800) 642-1687 or

(706) 645-9291 (for international callers), using access code 4697886. The replay will also be available for one week on demand at the same web casting sites providing access to the live call.



CNF is a $3.7 billion management company of supply chain service providers.

It has businesses in less-than-truckload motor carriage, truckload carriage,

air freight, logistics and supply chain management and trailer manufacturing.



Forward-Looking Statements


Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding CNF's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery

Worldwide Airlines, the possibility that CNF may, from time to time, be required to record impairment charges for long-lived assets, the possibility of defaults under CNF's $400 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges),

and the possibility that CNF may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, matters relating to

CNF's 1996 spin-off of Consolidated Freightways Corporation (CFC), including the possibility that CFC's multi-employer pension plans may assert claims against CNF, matters relating to the sale of Menlo Worldwide Forwarding,

Inc., including CNF's obligation to indemnify the buyer for certain losses in connection the sale, and matters relating to CNF's defined benefit pension plans. The factors included herein and in Item 7 of CNF's 2004 Annual Report on Form 10-K as well as other filings with the Securities and Exchange

Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.

                                     CNF INC.
                          STATEMENTS OF CONSOLIDATED INCOME
                   (Dollars in thousands except per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                               -------------------------
                                                   2005          2004
                                               -----------   -----------
        REVENUES                                $947,683      $846,920

        Costs and Expenses
          Operating expenses                     768,733       691,817
          Selling, general and
           administrative expenses                79,226        74,445
          Depreciation                            26,468        25,210
                                               -----------   -----------
                                                 874,427       791,472
                                               -----------   -----------

        OPERATING INCOME                          73,256        55,448

          Other Expense, net                      (7,443)       (7,177)
                                               -----------   -----------

        Income Before Taxes                       65,813        48,271
          Income Tax Provision                    24,962        18,826
                                               -----------   -----------

        Income from Continuing Operations         40,851        29,445
                                               -----------   -----------

        Discontinued Operations, net of tax
          Loss from Disposal                      (9,776)            -
          Loss from Discontinued Operations            -        (3,016)
                                               -----------   -----------
                                                  (9,776)       (3,016)

        Net Income                                31,075        26,429

          Preferred Stock Dividends                1,989         2,022
                                               -----------   -----------

        NET INCOME AVAILABLE TO
         COMMON SHAREHOLDERS                     $29,086       $24,407
                                               ===========   ===========


        Weighted-Average Common
         Shares Outstanding
          Basic                               52,348,984    49,835,663
          Diluted [a]                         56,610,719    57,125,185

        Earnings (Loss) Per Common Share
          Basic
            Net income from
             Continuing Operations                 $0.74         $0.55
            Loss from Disposal, net of tax         (0.18)            -
            Loss from Discontinued
             Operations, net of tax                    -         (0.06)
                                               -----------   -----------
                                                   $0.56         $0.49
                                               ===========   ===========

          Diluted [a]
            Net income from
             Continuing Operations                 $0.69         $0.50
            Loss from Disposal, net of tax         (0.17)            -
            Loss from Discontinued
             Operations, net of tax                    -         (0.05)
                                               -----------   -----------
                                                   $0.52         $0.45
                                               ===========   ===========


                                            OPERATING SEGMENTS

        REVENUES
          Con-Way Transportation Services       $659,373      $593,876
          Menlo Worldwide Logistics              282,901       252,790
          CNF Other                                5,409           254
                                               -----------   -----------
                                                $947,683      $846,920
                                               ===========   ===========

        OPERATING INCOME (LOSS)
          Con-Way Transportation Services        $62,933       $47,866
          Menlo Worldwide
            Logistics                              5,653         6,042
            Vector                                 4,035         2,392
                                               -----------   -----------
                                                   9,688         8,434
                                               -----------   -----------
            CNF Other                                635          (852)
                                               -----------   -----------
                                                 $73,256       $55,448
                                               ===========   ===========


        [a] The three months ended March 31, 2005 include the dilutive effect of restricted stock, stock options and Series B preferred stock. The prior year also includes the dilutive effect of convertible subordinated debentures, which were redeemed on June 1, 2004.



                                       CNF INC.
                              CONDENSED BALANCE SHEETS
                               (Dollars in thousands)


                                            March 31,        December 31,
                                              2005              2004
                                          -----------        -----------
ASSETS
  Current assets                          $1,486,668         $1,509,767
  Current assets of discontinued
    operations                                 5,128              5,128
  Property, plant and
    equipment, net                           859,718            859,321
  Other assets                                89,242            106,965
  Non-current assets of
    discontinued operations                   14,777             15,220
                                          -----------        -----------
      Total Assets                        $2,455,533         $2,496,401
                                          ===========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                       $643,397           $678,126
  Current liabilities of
    discontinued operations                   23,446             34,705
  Long-term debt and guarantees              585,148            601,344
  Other long-term liabilities and
    deferred credits                         403,515            397,997
  Long-term liabilities of
    discontinued operations                    2,666              6,862
  Shareholders' equity                       797,361            777,367
                                          -----------        -----------
      Total Liabilities and
        Shareholders' Equity              $2,455,533         $2,496,401
                                          ===========        ===========